Exhibit 99.1
News Release
Contact:
Trace Longo
Longo Communications
(949) 364-2821
InSight Health Services Holdings Corp.
Reaches Agreement with its Creditors to Restructure its Balance Sheet through a Prepackaged Chapter 11 Reorganization
Company to Continue Normal Operations
LAKE FOREST, Calif. ... December 12, 2010 ... InSight Health Services Holdings Corp. (“the Company”) (OTCBB: ISGT) announced today that the Company and certain of its subsidiaries have commenced a prepackaged reorganization under chapter 11 of the United States Bankruptcy Code in New York to deleverage the Company’s balance sheet and eliminate all of its outstanding senior secured floating rate notes due 2011 (the “Notes”) constituting more than $290 million of debt. On December 2, 2010, the Company said it had reached an agreement in principle with holders of a significant majority in aggregate principal amount of its Notes regarding a restructuring of the Notes. The Company has filed its prepackaged chapter 11 plan for which the Company distributed ballots and solicited votes from the holders of the Notes to accept the chapter 11 plan. As of the filing, the Company received votes accepting the plan from holders in excess of 70 percent in amount of the Notes. In addition, an approximately $15 million post-petition financing facility provided by its existing revolving lender, Bank of America, N.A., will provide the Company with additional liquidity during its chapter 11 cases.
After extensive discussions with the holders of the Notes and additional discussions with Bank of America regarding the post-petition financing package, the Company and the noteholders agreed to the terms of a chapter 11 plan that will convert the Notes into 100 percent of the equity in the reorganized Company. The Company’s existing shareholders will receive warrants for new common stock. The plan, which still requires court approval, also provides for full recovery for the allowed claims of the Company’s general unsecured creditors.
Kip Hallman, the Company’s President and CEO, stated, “We are continuing to operate our business as usual to provide quality services to our patients and our customers. Today’s filings are part of our plan to complete the reorganization as quickly as possible. We look forward to emerging as a much stronger business, with a capital structure that will enable us to maximize the long-term value of the company.” The voting deadline for the prepackaged plan is December 27, 2010.
The Company’s management team and employees will continue to operate the business in the ordinary course throughout the restructuring. Together with cash flows from operations, the $15 million in committed post-petition financing provides stability and ample liquidity to fund daily operations without interruption, including payments to vendors and to meet all customer and employee obligations.
The Company has filed motions seeking to continue to pay trade creditors under normal terms in the ordinary course of business and to continue to provide pay and benefits to its employees without interruption. The Company has filed several other customary “first day” motions with the bankruptcy court, including with respect to its cash management procedures, which will help it to continue conducting business without interruption while it pursues its restructuring on an expedited basis.
With its committed financing and stakeholder support, the Company expects to complete its prepackaged restructuring expeditiously. A copy of the plan and the disclosure statement in support of the plan can be viewed free of charge at the Company’s restructuring website: www.bmcgroup.com/insight.
The Company has hired Jefferies & Company, Inc., Kirkland & Ellis LLP and Zolfo Cooper, LLC to assist in its restructuring efforts.
The new securities issued pursuant to any plan of reorganization have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, the new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This release does not constitute a solicitation of consents to or votes to accept any chapter 11 plan or an offer to purchase any securities or a solicitation of an offer to sell any securities. Any solicitation or offer will be made pursuant to a disclosure statement and applicable law.
About the Company
Insight Imaging, headquartered in Lake Forest, California, is a provider of retail and wholesale diagnostic imaging services. Insight Imaging serves a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies, in over 30 states, including the following targeted regional markets: California, Arizona, Texas, New England, the Carolinas, Florida and the Mid-Atlantic states. For more information, please visit www.insighthealth.com.

Safe Harbor
The foregoing contains forward-looking statements regarding the Company. They reflect the Company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied by such forward-looking statements. The Company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases “expect,” “estimate,” and “anticipate” and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the outcome of any bankruptcy proceedings, including whether or not the proposed plan is ultimately approved by the bankruptcy court and the final terms thereof; (ii) the potential adverse impact of any chapter 11 bankruptcy filing on the Company’s business, financial condition or results of operations; (iii) the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceedings prosecuted from time to time and to develop, prosecute and confirm and consummate any plan of reorganization with respect to the chapter 11 proceedings and to consummate all of the transactions contemplated by any such plan of reorganization or upon which consummation of such plan may be conditioned; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the restructuring support agreement that the Company has entered into with certain of its noteholders; (v) the Company’s ability to successfully implement its core market strategy; (vi) overcapacity and competition in the Company’s markets; (vii) reductions, limitations and delays in reimbursement by third-party payors; (viii) contract renewals and financial stability of customers; (ix) changes in the nature of commercial health care insurance arrangements, so that individuals bear greater financial responsibility through high deductible plans, co-insurance and co-payments; (x) conditions within the healthcare environment; (xi) the potential for rapid and significant changes in technology and their effect on the Company’s operations; (xii) operating, legal, governmental and regulatory risks; (xiii) conditions within the capital markets, including liquidity and interest rates and (xiv) economic (including financial and employment market conditions), political and competitive forces affecting the Company’s business, and the country’s economic condition as whole.